Exhibit (a)(4)




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           [Published February 16, 2007 in Investor's Business Daily]

This announcement is neither an offer to buy nor a solicitation of an offer to sell Participation Units. The Offer is being made solely by the formal Offer to Purchase forwarded to Unit holders of record and is not being made to, and tenders will not be accepted from or on behalf of, Unit holders residing in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws. In those jurisdictions where the securities, Blue Sky, or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers only by one or more registered dealers licensed under the laws of such jurisdiction.
                      NOTICE OF OFFER TO PURCHASE FOR CASH:
             Up to 140 Participation Units of LLC Member Interest of
    250 West 57th St. Associates L.L.C., a New York limited liability Company
                      (the "250 West 57th") at a price of
                                $20,000 per Unit
    by: MPF-NY 2006, LLC; MPF BADGER ACQUISITION CO., LLC; MORAGA GOLD, LLC;
MP INCOME FUND 16, LLC; MP FALCON GROWTH FUND 2, LLC; MPF FLAGSHIP FUND 9, LLC;
    MPF FLAGSHIP FUND 12, LLC; SUTTER OPPORTUNITY FUND 4, LLC; MPF EPLANNING OPPORTUNITY FUND, LP; MPF DEWAAY FUND 4, LLC; MPF BLUE RIDGE FUND I, LLC;
                              MP VALUE FUND 7, LLC
                (collectively the "250 West 57th Purchasers") and
             Up to 135 Participation Units of LLC Member Interest of
    60 EAST 42ND ST. ASSOCIATES L.L.C., a New York limited liability Company
                       (the "60 East 42nd") at a price of
                                $60,000 per Unit
    by: MPF-NY 2006, LLC; MPF Badger Acquisition Co., LLC; Moraga Gold, LLC; MPF Senior Note Program I, LP; MPF ePlanning Opportunity Fund, LP; MPF Blue
 Ridge Fund II, LLC; MPF DeWaay Fund 3, LLC; MPF Value Fund 7, LLC; MPF DeWaay
  Premier 3, LLC; Sutter Opportunity Fund 4, LLC; MPF Income Fund 22, LLC; MPF Special Fund 8, LLC; MPF Blue Ridge Fund I, LLC; MacKenzie Patterson Special
Fund 6, LLC; MacKenzie Patterson Special Fund 6-A, LLC; MPF DeWaay Fund 5, LLC;
 MPF Special Fund 9, LLC; MPF Flagship Fund 9, LLC; MPF Flagship Fund 11, LLC;
        MPF DeWaay Premier Fund, LLC; and MPF DeWaay Premier Fund 2, LLC
                  (collectively the "60 East 42nd Purchasers")

The Purchasers are offering to purchase for cash up to 140 Participation Units of LLC Member Interest ("250 West 57th Units") of 250 West 57th, at a price of $20,000 per Unit and up to 135 Participation Units of LLC Member Interest ("60 East 42nd Units") of 60 East 42nd, at a price of $60,000 per Unit upon the terms and subject to the conditions set forth in Purchasers' Offers to Purchase and in the related Letters of Transmittal for each offer (which together constitute the "Offers" and the "Tender Offer Documents"). Collectively, the 250 West 57th Units and the 60 East 42nd Units may be referred to as the "Units" and 250 West 57th and 60 East 42nd may be referred to as the "Companies" and the Purchasers for each Offer referred to as the "Purchasers."

THE OFFERS AND WITHDRAWAL RIGHTS EXPIRE AT 11:59 P.M., PACIFIC TIME, ON APRIL 6, 2007, UNLESS AN OFFER IS EXTENDED.

Funding for the purchase of the Units will be provided through the Purchasers' existing working capital. The Offers is not made for the purpose of acquiring or influencing control of the business of the Companies. The Offers will expire at 11:59 p.m., Pacific Time on April 6, 2007, unless and until Purchasers, in their sole discretion, shall have extended the period of time for which an Offer is open (such date and time, as extended the "Expiration Date"). The Purchasers will not provide a subsequent offering periods following the Expiration Date. If Purchasers make a material change in the terms of an Offer, or if they waive a material condition to an Offer, Purchasers will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which an Offer must remain open following any material change in the terms of an Offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities ought or a change in any dealer's soliciting fee. A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Unit holders. Accordingly, if prior to the Expiration Date, Purchasers increase (other than increases of not more than two percent of the outstanding Units) or decrease the number of Units being sought, or increase or decrease the consideration offered pursuant to an Offer, and if an Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Unit holders, an Offer will be extended at least until the expiration of such ten business days. For purposes of the Offers, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through midnight, Pacific Time. In all cases payment for the Units purchased pursuant to the Offers will be made only after timely receipt of the Letters of Transmittal (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Letters of Transmittal.


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Tenders of Units made pursuant to the Offers are irrevocable, except that Unit holders who tender their Units in response to the Offers will have the right to withdraw their tendered Units at any time prior to the Expiration Date by sending to MacKenzie Patterson Fuller, LP a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Units to be withdrawn, signed by the same persons and in the same manner as the Letter of Transmittal tendering the Units to be withdrawn. In addition, tendered Units may be withdrawn at any time on or after April 17, 2007, unless the tender has theretofore been accepted for payment as provided above. If tendering Unit holders tender more than the number of Units that Purchasers seek to purchase pursuant to the Offer for those Units, Purchasers will take into account the number of Units so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Units tendered by each tendering Unit holder during the period during which that Offer remains open. The terms of the Offers are more fully set forth in the formal Tender Offer Documents which are available from Purchasers at the Purchasers' expense. The Offers contain terms and conditions and the information required by Rule 14d-6(d)(1) under the Exchange Act which are incorporated herein by reference. The Tender Offer Documents contain important information which should be read carefully before any decision is made with respect to the Offers.

The Tender Offer Documents may be obtained by written request to Purchasers or as set forth below. A request has been made to the Companies pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Unit holders for the purpose of disseminating the Offers to Unit holders. Upon compliance by the Companies with such request, the Tender Offer Documents and, if required, other relevant materials will be mailed at the Purchasers' expense to record holders of Units, brokers, banks and similar persons whose names appear or whose nominee appears on the list of securities holders, or persons who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Units.

For Copies of the Tender Offer Documents, Call Purchasers at 1-800-854-8357, Make a Written Request Addressed to 1640 School Street, Moraga, California 94556, email to offers@mpfi.com, or visit our website at www.mpfi.com (click on MPF Tenders).

                                February 16, 2007